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                         [Imperial Sugar Company Logo]

NEWS                                                    FOR IMMEDIATE RELEASE

                         Contact:
                                          Mark Q. Huggins
                                          Managing Director and
                                          Chief Financial Officer
                                          (281) 490-9587


                                          Investor Relations:
                                          Morgen-Walke Associates
                                          Gordon McCoun, Jeffrey Zack
                                          Media Contact: Stacey Nield
                                          (212) 850-5600

     IMPERIAL SUGAR COMPANY RECEIVES BONDHOLDER APPROVAL AND BANK FINANCING
                  FILES PRE-NEGOTIATED PLAN OF REORGANIZATION

          SUGAR LAND, TX, January 16, 2001 -- Imperial Sugar Company (AMEX:IHK) today announced that it has filed a petition for relief under chapter 11 of the U.S. Bankruptcy Code in the District of Delaware. The Company's proposed plan of reorganization ("Plan") has been pre-negotiated by the Company with the lenders under its Senior Credit Agreement ("Lenders") and an ad hoc committee representing a majority in amount of its 9 3/4% Senior Subordinated Notes due 2007 ("Notes"). Under a pre-negotiated chapter 11 filing, the pre-filing negotiations and agreements seek to enable a company to achieve chapter 11 reorganization more rapidly and at less cost than a traditional filing. The reorganization proceeding is expected to be completed within the Company's fiscal year ending September 30, 2001.

     The Company has requested Bankruptcy Court approval to be allowed to pay its necessary on-going suppliers and trade creditors their pre-petition claims. Imperial Sugar will continue to meet its commitments to its employees, and contracts with its customers will remain in effect. It is contemplated that Imperial Sugar Company will continue under its current management both during the pendency of the reorganization as well as following its completion.

     The Plan provides that, upon consummation, current holders of the Notes and certain other unsecured creditors will receive 98.0% of the common equity in a restructured entity. Current holders of the common equity of the Company will receive 2.0% of the common equity in the restructured entity and 7-year warrants to purchase an

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IMPERIAL SUGAR COMPANY                                                  PAGE 2

additional 10.0% of the restructured entity on a fully-diluted basis. These ownership percentages exclude shares issuable upon the exercise of options granted in connection with the Company's long-term management incentive plan.

     James C. Kempner, President and CEO of Imperial Sugar said, "The Plan has received strong support from our banks and bondholders. The elimination of $250.0 million of debt will delever our balance sheet, greatly enhancing the financial and competitive strength of the Company. Under the Plan, we expect no disruptions to our operations as we continue to fulfill obligations to our necessary on-going suppliers and trade creditors, as well as providing the high level of service our customers have come to expect from Imperial Sugar and its other operating companies. We continue to rely on the commitment and support of our valued employees."

     Imperial Sugar also announced that it has agreed with the Lenders for up to $85.0 million in debtor-in-possession ("DIP") financing, of which up to $50.0 million is available after March 31, 2001. In certain circumstances, availability under the DIP facility will replace amounts repaid on the pre-petition revolving credit facility. The Company believes that the DIP facility will provide adequate financing to meet the Company's working capital and operational needs during the pendency of the case. Availability to borrow under the DIP facility when aggregated with liquidity at the time of filing was approximately $50.0 million. In addition, the Company has agreed with the Lenders on the terms of a commitment to provide $307.0 million of exit financing, of which $157.3 million will be available for revolving credit
purposes and the remainder for term loans that existed at filing.   The DIP
financing, which is subject to the approval of the Bankruptcy Court, will enable the Company to continue normal operations during the restructuring proceeding. The exit financing will be used to finance the Company's future working capital and operational requirements. The Company's $110.0 million revolving receivables purchase facility continues through the pendency of the reorganization. The Company believes it can replace the facility with other receivables-backed financing upon consummation of the Plan.

     Imperial Sugar Company is the largest processor and marketer of refined sugar in the United States and a major distributor to the foodservice market. The Company markets its products nationally under the Imperial(TM), Dixie Crystals(TM), Spreckels(TM), Pioneer(TM), Holly(TM), Diamond Crystal(TM) and
Wholesome Sweeteners(TM) brands.   Additional information about Imperial Sugar
may be found on its web site at www.imperialsugar.com.

Statements regarding the Company's ability to complete its reorganization proceedings timely, the outcome of the reorganization plan, the Company's ability to sustain current operations during the pendency of the reorganization including its ability to maintain normal relationships with customers, the ability of the Company to establish normal terms and conditions with suppliers and vendors, costs of the reorganization process, the adequacy of financing arrangements during the reorganization period, future market prices, operating results, synergies, sugarbeet acreage, future operating efficiencies, cost saving and other statements which are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, the results of the bankruptcy proceedings, court decisions and actions, the negotiating positions of various

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IMPERIAL SUGAR COMPANY                                                  PAGE 3

constituencies, the results of negotiations, market factors, the effect of weather and economic conditions, farm and trade policy, the ability of the Company to realize planned cost savings, the available supply of sugar, available quantity and quality of sugarbeets and other factors detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.


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